Exhibit 1.01

Johnson Outdoors Inc.
Conflict Minerals Report for Calendar Year 2021
May 31st, 2022

Exhibit 1.01
to Specialized Disclosure Report Accompanying Form SD
Filed with the SEC on: May 31st, 2022

Signed by:	/s/ David W. Johnson
Name, Title:David W. Johnson, Chief Financial Officer
Date:May 31st, 2022

Introduction:

Johnson Outdoors Inc. (“JOI,” “we,” “us,” “our”) is a publicly traded U.S. company that recognizes itself as an issuer as defined under section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, referred to in this report as “Dodd-Frank.”

JOI manufactures, and contracts to manufacture, products for which conflict minerals as defined by Dodd-Frank are necessary to the functionality or production of its products (such minerals are referred to as “necessary conflict minerals”). JOI has reason to believe that some of these necessary conflict minerals may have originated from the Democratic Republic of Congo or adjoining countries, and that some of those minerals may not be solely from recycled or scrap sources. JOI has performed the requisite due diligence regarding the source and chain of custody of the 3TG conflict minerals (tin, tantalum, tungsten and gold) in its mineral supply chain in the most recently completed calendar year, also known as Reporting Year 2021 (RY2021). JOI continues to comply with all obligations as an issuer under applicable requirements of the U.S. Securities and Exchange Commission (the “SEC”) by implementing, executing, managing, and continually improving our Conflict Minerals Program as mandated by the legislation, and reporting our findings to the SEC.

Filing this Conflict Minerals Report with our Form SD fulfills the requirements of Rule 13p-1 of the Securities and Exchange Act of 1934, as amended (the “Conflict Minerals Rule” or the “Rule”). This report includes elements, efforts, results, and conclusions of JOI’s compliance and due diligence activities mandated by applicable SEC requirements.

All terms and definitions in this report are as defined by the Final Rules promulgated under Dodd-Frank and by the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

As a supporter of a clean and responsible minerals trade and responsibly sourcing of 3TG, JOI supports the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP). Additionally, JOI supports continued economic relationships with conflict-free smelters in Covered Countries (CCs). Covered Countries are defined as the Democratic Republic of Congo (DRC) and its nine adjoining countries: Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia.

In addition to evaluating all smelters identified in JOI’s conflict minerals supply chain regarding their possible operations in Covered Countries, JOI conducts multi-layered due diligence to assess the locations and mines of origin of those smelters reasonably believed to have a presence in or through Covered Countries, anywhere from point of extraction to end use. All results in this Conflict Minerals Report (CMR) are based on activities during the window in which the due diligence was performed for RY2021.

JOI’s due diligence activities cascade through our supply chain to relative smelters and other supply chain actors, starting with evaluation of 100% of first-tier suppliers in each reporting year, regardless of scope applicability, commodity class or status. JOI’s holistic solution to compliance with the Conflict Minerals Rule includes activities that are accounted for during the entire calendar year. The dedicated annual fulfillment of each task and consistent participation from specified JOI employees and senior level management are the cornerstones of JOI’s comprehensive Conflict Minerals Program. Annual communication with all of JOI’s first-tier suppliers, both in and out of scope of the Rule, facilitates understanding of the Rule and JOI’s expectations of suppliers, and other supply chain actors, to identify applicable risks and specify responsibilities associated with their role in JOI’s supply chain. JOI’s supply chain transparency efforts not only include evaluation of all first-tier suppliers, but also the assessment of Original Equipment Manufacturers (OEMs) that supply parts to JOI that may contain 3TG. Identification of all 3TG smelters and refiners (hereinafter referred to collectively as smelters or SORs) in JOI’s global conflict minerals supply chain is provided by in-scope first-tier suppliers and/or OEMs.

The primary objective of JOI’s smelter due diligence is to identify the mines and country of origin to the greatest possible specificity and ensure that no smelters in our global conflict minerals supply chain are known to us as having ties to armed groups, criminal mining activities, or other illicit activities, whether in or out of Covered Countries. Annual evaluation, review, and additional due diligence is performed on smelters that may be categorized as high-risk smelters. This dedicated evaluation is intended to ensure that no smelters are known to us to have ties to US sanctioned entities, ties to Specially Designated Nationals (SDN) and Blocked Persons, ties to entities on the Treasury Office of Foreign Assets Control (OFAC) list, or are linked to human rights violations, in or out of Covered Countries. This due diligence is part of JOI’s Reasonable Country of Origin Inquiry (RCOI) to identify the chain of custody and traceability in our supply chain of conflict minerals that may originate from Covered Countries. Regardless of SOR risk, all first-tier suppliers are directed by JOI to perform their own due diligence regarding any and all smelters that are listed on their Conflict Minerals Reporting Template (CMRT), and verify the legitimacy of identified smelters in their supply chains. Additionally, JOI’s RCOI process specifies other supplier compliance obligations, expectations, and performance risks, all communicated to first-tier suppliers and smelters in multiple attempts and escalations as deemed necessary.

Included in the annual communication to all JOI’s first-tier suppliers, both in and out of scope of the Rule, is the reminder of the mandate for all suppliers in our global supply chain to adopt JOI’s Supplier Statement of Basic Standards. This Statement is kept current with annual updates and includes compulsory compliance with the Conflict Minerals Rule and the obligation for in-scope suppliers to return the completed CMRT for each calendar year. This Statement also obliges suppliers to pursue conflict-free sourcing, furnish smelter names, and not source (directly or indirectly) from smelters that have ties to sanctioned entities or entities on the SDN and OFAC lists. Additionally, the Statement mandates that suppliers agree to incorporate OECD supply chain policy standards. Annual audit of suppliers’ receipt and implementation of this Statement helps to ensure that it is understood and adopted.

Education, outreach and training are offered annually to our first-tier suppliers and to JOI employees as needed. These services are provided to ensure that all parties understand their roles and responsibilities in JOI’s global conflict minerals supply chain. Annual evaluation of performance indicators is taken into consideration in order to continually improve design, suitability, effectiveness, and results in each reporting year.

Improvements, and recommendations for improvements, are communicated annually to JOI support staff, business group leaders, legal personnel and senior management as part of JOI’s company-wide commitment to the success and evolution of its Conflict Minerals Program. Routine business tasks result in continual engagement with business group leaders and legal personnel throughout the calendar year. The annual review and evaluation of the JOI Conflict Minerals Program by senior management and senior executives, ensures that a strong company management system is the driving force for success of the program and this commitment is communicated both internally and externally to all responsible parties within JOI and its first-level supply chain.

JOI’s comprehensive and robust multi-tiered Conflict Minerals Program allows JOI to fulfill, and continuously improve, its Conflict Minerals obligations to stakeholders and complete its legal obligations demonstrating supply chain transparency and due diligence based in thoroughness, credibility, and consistency.

This Conflict Minerals Report is inclusive for all JOI products at a company level, and all covered products in all JOI business groups. This report may be found on our website at: https://www.johnsonoutdoors.com/legal/conflict-minerals-policy.

JOI’s Conflict Minerals Program:

JOI has successfully implemented and completed its annual Conflict Minerals Program since the Rule went into effect requiring due diligence be performed and reported starting in Reporting Year 2013. For the past nine years, JOI’s Conflict Minerals Program has satisfied all requirements of the Rule to appropriately research and report the source and chain of custody of conflict minerals in our 3TG supply chain that are necessary to the functionality or production of products manufactured by JOI, or contracted to be manufactured for JOI. In each subsequent reporting year, we continue to make improvements to our program regarding the research and disclosure of information and our due diligence measures taken to determine, to the greatest possible specificity, the source of mineral ores containing 3TG from extraction through end use.

In addition to performing due diligence efforts to ensure that no 3TG smelters that may be tied to or benefit armed groups are present in our conflict minerals supply chain, JOI takes annual measures to promote responsible sourcing from, and economic relationships with, legitimate smelters of 3TG from the Democratic Republic of Congo and its nine adjoining countries.

Areas of improvement in our Conflict Minerals Program are evaluated each year based on results and challenges, and these improvements are reviewed by senior management and carried out in each subsequent year. This ongoing commitment to each task of our program, not only by senior management, but by all internal JOI responsible parties for Conflict Minerals compliance, is demonstrated in three primary areas: full compliance with the Conflict Minerals Rule, expanded identification and disclosure of smelter locations in our 3TG supply chain to ensure responsible sourcing of 3TG, and risk mitigation that any smelters in our supply chain do not benefit armed groups. Specifics regarding our policies, practices, and performance in each required step of Conflict Minerals compliance are included in this report, as well as our conclusion, all based on JOI’s good-faith efforts to accurately research, verify, and report our findings to the best of our abilities.

Ongoing and increased supply chain transparency, not only regarding Conflict Minerals, but in other areas of global supply chain compliance, is part of JOI’s Corporate Social Responsibility (CSR) practice that emanates from senior management and executives dedicated to JOI’s compliance and success in these areas. The commitment by JOI senior management to Conflict Minerals compliance is emulated throughout our internal staff that have roles, responsibilities, and obligations to fulfill the SEC disclosure requirements under the Rule.

As a driving force behind our Conflict Minerals Program, JOI senior management participation is the foundation of our strong company management system. This level of influence is the powerful impetus that is represented to all JOI first-tier suppliers as our commitment and demonstration of our authenticity in compliance, and mandate for supplier compliance, with the Rule. JOI’s internal and external commitments to comply with all aspects of the Rule are clearly communicated throughout our Conflict Minerals Program to all obligated parties within our supply chain. JOI’s routine communication of expectations to both internal and external resources includes JOI’s position and policy on Conflict Minerals. This includes JOI’s clear message that we are unable to purchase goods and services from suppliers who source from smelters engaged in criminal mining activities, including but not limited to supporting armed groups in Covered Countries. This communication also reiterates JOI position to support a clean global supply chain by encouraging valid and legitimates sourcing of 3TG from conflict-free smelters within the global supply chain.

Annual routine coordination and completion of myriad tasks that comprise our effective Conflict Minerals Program are reflected in the results in this Report. These tasks demonstrate the completeness, transparency and integrity of our efforts that not only satisfy our obligations under the Rule, but exceed the expectations of our stakeholders and customers.

JOI’s annual Conflict Minerals Program includes, but is not limited to, the following:
•	Conformance to an internationally recognized due diligence framework.
•	Maintenance of a publicly available corporate conflict minerals policy.
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Design and implementation of an annual organization-wide process that ensures conflict minerals awareness, outreach, and training is offered to 100% of JOI suppliers, both in-scope and out-of-scope of the Rule.

•	Annual notification of JOI’s policy and standards regarding sourcing of conflict minerals to 100% of JOI suppliers, both in-scope and out-of-scope of the Rule.
•	Making 100% of JOI’s in-scope suppliers aware of their obligations to JOI, and JOI’s own obligations, regarding compliance with the Rule and adherence to JOI’s conflict minerals policy.
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Maintenance and improvement of internal protocols that ensure conflict minerals supply chain due diligence and compliance obligations are clearly presented, understood and fulfilled by JOI employees who have responsibility for the SEC disclosure requirements under the Rule including senior executives, senior management, business group leaders, legal staff, support staff, and others.

•	Survey and analysis of all first-tier suppliers and other identifiable sources of 3TG, including distributors and OEMs.
•
Annual implementation of a supply chain communication plan that includes requests, and repeated requests where necessary, for the completed and current RMI CMRT from in-scope first-tier suppliers in order to facilitate supply chain transparency by gathering, surveying, and evaluating suppliers and sources of 3TG, and identifying 3TG smelters in JOI’s supply chain.

•
Annual internal audit of all new first-tier suppliers, and other suppliers based on risk, regarding their understanding of the Conflict Minerals Rule, their obligations regarding the Rule, and JOI’s expectations regarding their compliance with the Rule.

•	Escalation of audit results and risk assessments to JOI business group leaders as appropriate.
•	Identification of priority first-tier suppliers that supply electrical and electronic equipment (EEE) and electrical and electronic parts (EEP).
•	Escalation of RCOI efforts to JOI business group leaders, including identification of smelters from priority suppliers of EEE and EEP.
•	Collection of conflict minerals information from first-tier suppliers and OEMs as a result of RCOIs to identify 3TG in our supply chain and the sources of 3TG in Covered Countries.
•	Identification and mitigation of risk where our products may contain conflict minerals that could directly or indirectly finance or benefit armed groups in Covered Countries.
•
Specific risk identification and mitigation regarding suppliers that may source from smelters that have been suspected of any conflict mining activities, other illegal activities, human rights violations, and/or possible association with entities on the OFAC and/or SDN lists or US sanctioned entities.

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Identification of global 3TG smelters in order to determine the locations, country of origin, and mines of these ores, as well as the processing facilities, operations, or trade routes of 3TG from point of extraction to end use with the greatest possible specificity.

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Reliance on the RMAP and other industry-approved mechanisms to validate smelter supply chain due diligence and provide independent third-party audits of smelter management systems, sourcing, and due diligence practices.

•	Reliance on RMI and other industry-approved mechanisms to determine smelter validity in the global sourcing community.
•	Review of due diligence for RMAP smelters to ensure the validity and current state of RMI information.

•	Performance of due diligence for RMAP and non-RMAP smelters to determine and/or confirm presence in Covered Countries.
•	Performance of internal research and due diligence to evaluate and validate smelters not participating in the RMAP or other industry-approved mechanisms.
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Making annual requests that first-tier and subsequent-tier suppliers only source from RMAP participating smelters and/or smelters that have been validated as sourcing under an accredited conflict-free protocol.

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Making direct contact with smelters that are not participating in an RMAP protocol to determine their conflict-free status, countries and mines of origin, and encourage them to participate in an RMAP program or RMI accredited protocol wherever possible.

•	Performance of peer review and evaluation of public reports.
•	Performance of multi-tiered assessment and risk mitigation throughout our supply chain including review, evaluation and escalation to, and by, business group leaders and senior management.
•	Maintenance of an annual improvement plan based on previous reporting years and annual lessons learned.
•	Maintenance of an online grievance mechanism that allows JOI, its suppliers, and any concerned parties to communicate concerns regarding our Conflict Minerals Program.
•	Public disclosure and reporting of the results of our due diligence.
•	Maintenance of all records relating to our smelter due diligence efforts and Conflict Minerals Program for a minimum of five years in a secure environment.

Due Diligence:

Design of Due Diligence:

As an issuer under the Conflict Minerals Rule, JOI understands our obligation to conform to a nationally or internationally recognized due diligence framework to satisfy the SEC requirements of the Rule.

JOI satisfies this requirement in our Conflict Minerals Program by adopting the five steps outlined in the “Five Step Framework for Risk-Based Due Diligence in the Mineral Supply Chain” (Annex I) and the “Model Supply Chain Policy for a Responsible Global Supply Chain of Minerals from Conflict-Affected and High-Risk Areas” (Annex II) included in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) (collectively “OECD Guidance”).

Due Diligence Performed:

The Five Steps outlined by the OECD Guidance are listed below and are mapped to the specific due diligence steps taken by JOI to satisfy the fulfillment of each step in the framework. JOI follows each step in the due diligence process to determine and disclose the chain of custody of Conflict Minerals in our supply chain as well as the sourcing practices of 3TG smelters identified by our first-tier suppliers and OEMs.

Details of the 5 steps that JOI has taken to perform due diligence on the source and chain of custody of the 3TG in our in-scope products include, but are not limited to, the following:

OECD Steps:	JOI Due Diligence Measures Performed:
Step 1: Establish strong company management systems.	•
Assign and implement multi-disciplinary responsibilities to internal JOI senior executives, senior management, business group leaders, legal staff, support staff, and our third-party consultant to carry out all elements of JOI’s Conflict Minerals Program.

	•	Annually re-evaluate business group leaders, business products and product groups, and renew internal commitments.
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Maintain a detailed project plan and hold biweekly meetings for JOI employees, business group leaders, senior management members and legal staff who have responsibility for the SEC disclosure requirements under the Rule and related regulatory guidance, and publish updates to this project plan on JOI’s intranet after each meeting.

	•	Annually review JOI’s Conflict Minerals Program and results by senior management, senior executives, and legal counsel.
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Annually discuss evaluations and conclusions made by business group leaders, senior management, senior executives and legal counsel regarding the due diligence activities, results, and reporting used to create JOI’s Conflict Minerals Report.

	•	Annually implement improvements to the Conflict Minerals Program based on lessons learned.
	•	Maintain records in a secure computerized database repository for a minimum of five years.
•
Educate business group leaders, senior management and legal staff regarding any potential changes in the Rule, best practices, and provide any relevant training regarding responsible minerals sourcing.

Step 2: Identify and assess risk in the supply chain.	•	Annually evaluate 100% of JOI’s first-tier suppliers across all business groups as being in or out of scope of the Conflict Minerals Program.
	•	Evaluate new suppliers and assess risk based on commodity class.
	•	Review and verify supplier commodity class and status for all first-tier suppliers, regardless of scope.
	•	Determine priority suppliers, based on supplier ranking, commodity class, business group, previous responses and response level(s).
	•	Assess risk in our sourcing of conflict minerals in the supply chain according to commodity class, supplier status and supplier responses.
	•	Hold business group leaders accountable for escalations of supplier RCOIs and supplier risk assessments in their respective groups.
	•	Engage suppliers by performing a multi-tiered survey of 100% of JOI in-scope and first-tier conflict minerals suppliers by requesting current, complete, accurate CMRTs and smelter names in order to identify 3TG smelters in the supply chain and set expectations for compliance.
	•	Annually redistribute copies of our conflict minerals policy and basic standards to all active first-tier suppliers, regardless of commodity class or scope status of conflict minerals.
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Analyze smelter information from suppliers with the information available from the RMI, the London Market Bullion Association (LBMA), the Responsible Jewellery Council (RJC), and other accredited industry mechanisms.

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Analyze smelter information from suppliers via other sources, including but not limited to information from: iTSCi (ITRI Tin Supply Chain Initiative), extensive internet research including smelter websites and company profiles, non-governmental organization (NGO) websites, in-region sourcing programs, industry leader CMRTs and reports, specialized SEC research reports, public news articles and publications.

	•	Perform peer review and evaluation of public and private reports.
	•	Identify smelters of 3TG that appear to have facilities, or likelihood of facilities, operations or trade routes, in or through Covered Countries.
	•	Report identified and/or potential supply chain risks to business group leaders and senior management.
	•	Report potential supply chain risks to applicable suppliers and request additional supplier due diligence where needed.
	•	Evaluate change in first-tier supplier CMRT responses, conflict-free status, and change in smelter identification status.
	•	Record changes in CMRT responses and evaluate for red flags.
	•	Evaluate conflict minerals statements, conflict-free status, CMRTs and smelter information from OEMs.
	•	Maintain an online and open grievance mechanism for other risks to be evaluated if applicable.

Step 3: Design and implement a strategy to respond to identified risks.	•
Perform internal audit of the distribution of our conflict minerals policy in order to evaluate and ensure supplier understanding, acknowledgment, and adherence to this policy and to our Supplier Basic Standards; escalate risks to business group leaders.

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Perform internal multi-tiered analysis of our suppliers’ CMRTs including: completeness, reasonable response based on commodity class and scope, reasonableness of information supplied, consistency with previous reporting year(s) information, and identification of smelters.

	•	Communicate supplier expectations for response and return of the most current CMRT including identification and verification of all valid and current smelters and responses to all CMRT questions.
	•	Communicate supplier expectation to notify us of any risks and red flags identified by their own expected due diligence activities regarding smelters.
	•	Communicate supplier expectation that they notify us immediately of any smelters that are not conflict-free.
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Inform suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN and/or OFAC lists and smelters engaged in criminal activities, including criminal mining activities, regardless of sourcing practices in or out of Covered Countries.

	•	Communicate supplier expectations that suppliers perform due diligence regarding all smelters that are listed on CMRT declarations and verify the legitimacy of smelters in their supply chains.
	•	Evaluate elevated risk of first-tier suppliers that identify high-risk suppliers that may be in our supply chain.
	•	Perform ongoing internal and external training of the Rule, including notification of risks to JOI employees and all suppliers in the conflict minerals supply chain.
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Engage JOI business group leaders, support staff, and our third-party consultant in multi-tiered follow-ups and escalations with suppliers in an effort to obtain a higher quantity and quality of smelter identification and location, particularly from suppliers of EEE and EEP.

•
Use JOI’s level of influence to encourage suppliers to source from RMI audited and conformant smelters, and communicate the expectation that they source only from smelters participating in the RMAP or other industry-approved mechanisms.

	•	Encourage identified smelters to participate in the RMAP and obtain RMAP Conformant certification if they have not already done so.
	•	Continue to improve efficiency and effectiveness of our Conflict Minerals Program to close gaps and mitigate risks in each reporting year.
	•	Perform risk mitigation efforts to ensure all suppliers are in conformance with our conflict minerals policy and expectations.
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Execute a risk mitigation plan that improves supply chain due diligence and mitigates the risk that any conflict minerals identified in our supply chain may benefit any armed groups in Covered Countries.

	•	Communicate risks to business group leaders, our internal conflict minerals senior management team and senior executives.
	•	Request that business group leaders evaluate and identify any additional risks throughout the due diligence process and respond to risk identification.
	•	Perform gap analysis and communicate these gaps and issues to our conflict minerals senior management, senior executives, and legal counsel.
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Review and discuss supplier and smelter gaps with business group leaders, conflict minerals senior management team, senior executives, and legal counsel and make recommendations for closing any gaps identified.

Step 4: Carry out independent third-party audit of smelter due diligence practices.	•	Identify smelters in Covered Countries that are conflict-free, or are participating in an accredited conflict-free program or protocol as recognized by the RMI.
	•	Rely on the RMI RMAP as our primary third-party audit resource and status for smelters in our supply chain.
	•	Rely on the due diligence performed by the LBMA and RJC as supplemental/secondary due diligence of the conflict-free status of smelters.
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Review RMI smelter information for timeliness, accuracy, and changes, including smelters that no longer meet, or those who have returned to meet, the definition of a smelter and/or an operating smelter according to the RMI, and associated dates of categorization changes.

	•	Review RMI smelter information for change in facility level reporting.
	•	Review RMAP corrective action plans and schedules for relevant smelters.
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Contact smelters directly, where needed and if possible, in the form of an RCOI regarding chain of custody of conflict minerals, evidence of due diligence, and request for conflict minerals statement for whom we were unable to confirm conflict-free status via the sources above.

	•	Conduct screening of smelters against the current OFAC and SDN lists.
Step 5: Report on supply chain due diligence.	•
In compliance with Dodd-Frank and the Rule, on or before May 31st of each calendar year (or such business day immediately following such due date), JOI will file Form SD and the Conflict Minerals Report with the SEC, as well as publish this information on its website.

Results of Due Diligence:

JOI identified 335 unique and validated 3TG smelters in its supply chain in RY2021. These are associated with the 3TG as follows:

•	Gold: 167
•	Tantalum: 37
•	Tin: 83
•	Tungsten: 48

Out of these 335 smelters, JOI identified 215 unique smelters that we have reason to believe either source 3TG from the DRC and/or surrounding countries (Covered Countries) or have some type of facility, operation, or trade route in or through Covered Countries anywhere from extraction to end use. JOI exercised due diligence on the conflict minerals (CM) source and chain of custody for these 215 smelters who we believe may have a presence in Covered Countries.

Conflict-free (CF) status and believed Covered Country facility location for these 215 smelters are summarized in the table below. The conflict-free status is based on due diligence research performed starting on January 14th, 2022 and concluding on March 31st, 2022. Additional details regarding specific smelter names, countries, and believed facility locations of 3TG may be shared upon request.

Smelter Table:

3TG; # of Smelters:	215 Smelters with 748 Possible Locations in Covered Countries (CCs):
Gold: 102 Smelters	286 possible presences located in 10 CCs:
	•	88 RMI RMAP SORs include 254 possible presences in the following CCs: DRC (76), Angola (3), Burundi (3), Central African Republic (0), Republic of the Congo (0), Rwanda (8), S. Sudan (0), Tanzania (84), Uganda (4), Zambia (76)
	•	1 RMI Active, CF self-declared and believed to be CF SOR includes 4 possible presences in the following CCs: DRC (0), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda (1), S. Sudan (0), Tanzania (1), Uganda (1), Zambia (1)
•
9 CF self-declared and believed to be CF SORs include 22 possible presences in the following CCs: DRC (8), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda (1), S. Sudan (0), Tanzania (7), Uganda (0), Zambia (6)

	•	4 U/K CM Compliant SORs include 6 possible presences in the following CCs: DRC (2), Angola (0), Burundi (0), Central African Republic (0), Republic of the Congo (0), Rwanda, (0) S. Sudan (0), Tanzania (1), Uganda (0), Zambia (3)
Tantalum: 37 Smelters	197 possible presences located in 10 CCs:
	•	37 RMI RMAP SORs include 197 possible presences in the following CCs: DRC (37), Angola (11), Burundi (30), Central African Republic (11), Republic of the Congo (14), Rwanda (30), S. Sudan (11) Tanzania (12), Uganda (29), Zambia (12)
Tin: 41 Smelters	128 possible presences located in 10 countries:
	•	34 RMI RMAP SORs include 107 possible presences in the following CCs: DRC (34), Angola (21), Burundi (9), Central African Republic (1), Republic of the Congo (2), Rwanda (10), S. Sudan (1), Tanzania (21), Uganda (7), Zambia (1)
	•	4 RMI Active, CF self-declared and believed to be CF SORs include 13 possible presences in the following CCs: DRC (4), Angola (1), Burundi (2), Central African Republic (0), Republic of the Congo (2), Rwanda (2), S. Sudan (0), Tanzania (1), Uganda (1), Zambia (0)
	•	3 U/K CM Compliant SORs include 8 possible presences in the following CCs: DRC (3), Angola (1), Burundi (0), Central African Republic (1), Republic of the Congo (0), Rwanda, (1) S. Sudan (0), Tanzania (1), Uganda (0), Zambia (1)
Tungsten: 35 Smelters	137 possible presences located in 10 CCs:
	•	34 RMI RMAP SORs include 133 possible presences in the following CCs: DRC (34), Angola (0), Burundi (33), Central African Republic (0), Republic of the Congo (0), Rwanda (33), S. Sudan (0), Tanzania (0), Uganda (33), Zambia (0)
	•	1 U/K CM Compliant SOR includes 4 possible presences in the following CCs: DRC (1), Angola (0), Burundi (0), Central African Republic (1), Republic of the Congo (0), Rwanda (1) S. Sudan (0), Tanzania (0), Uganda (0), Zambia (1)

3TG Conflict-Free Due Diligence Summary:

The conflict-free (CF) status for all 3TG smelters that may have facilities located in CCs is as follows:

•	Gold appears to be 96% CF
•	Tantalum appears to be 100% CF
•	Tin appears to be 93% CF
•	Tungsten appears to be 97% CF

RMAP Participation Summary:

The conflict-free status of the 215 smelters listed as having possible presences in Covered Countries is as follows:

•	193 (90%) are RMI RMAP Conformant
•	5 (2%) are RMI Active and are believed to be CF due to self-declaration or other acceptable accreditation(s)
•	9 (4%) do not have RMAP status and are believed to be CF due to self-declaration or other acceptable accreditation(s)
•	8 (4%) are unknown CF status, as no information was available from public sources and the smelters were not able to be confirmed as CF via direct RCOIs

Due Diligence Conclusion:

➢	96% of all 3TG smelters that may be in Covered Countries appear to be conflict-free
➢	4% of all 3TG smelters that may be in Covered Countries are of unknown conflict-free status
➢	92% of all 3TG smelters that may be in Covered Countries were participating in an RMI program either as RMAP Conformant or RMI Active
➢	98% of the 3TG smelters in JOI’s entire supply chain, believed to source either in or out of Covered Countries, are believed to be conflict-free

Improvements:

Each year, JOI evaluates improvements in traceability and reporting of 3TG in our minerals supply chain. In RY2021, JOI experienced improvements in several areas of our Conflict Minerals Program including: total number of valid smelters identified, total number of valid smelters having possible presences in Covered Countries, and total number of possible instances of smelters doing business in Covered Countries, all expanded on below.

The total number of valid 3TG smelters identified in JOI’s supply chain in RY2021 grew slightly by over 1% from those identified in RY2020 (335 versus 331). The total number of smelters identified as having reason to believe are doing business in or through Covered Countries grew at a disproportionately higher rate, by 25%, from 172 in RY2020 to 215 in RY2021. Additionally, there was a 12% increase in possible instances of 3TG smelters doing business in Covered Countries from 668 possible presences in Covered Countries in RY2020 to 748 in RY2021. Other improvements include a 23% increase in the number of RMAP smelters believed to be in Covered Countries in RY2021 compared to RY2020.

The consistent driver of these increases in Reporting Year 2021 mirrored that of Reporting Year 2020: the increase in number of smelters with possible presences in Covered Countries as reported by first-tier suppliers and/or OEMs based on their results from the RMI. These first-tier suppliers and OEMs reported an increase in RMI-reportable smelters as well as their increased number of RMAP smelters doing business in Covered Countries. Some RMI reports from first-tier suppliers also included non-RMAP smelters with possible presence in Covered Countries. Other increases in the number of possible smelter presences in Covered Countries is based on our due diligence of smelters believed to be conducting business in Covered Countries and expanded credible activity locations.

The conflict-free status of smelters believed to source tin, tantalum and tungsten in Covered Countries remained the same from 2020 to 2021 and the conflict-free status of gold dropped slightly. The conflict-free status for 3T in RY2021 is that tantalum appears to be 100% CF, tin appears to be 93% CF and tungsten appears to be 97% CF. The dip in conflict-free gold smelters dropped the overall conflict-free status of smelters in Covered Countries from 98% to 96%. This drop only affected the entire conflict-free status in JOI’s minerals chain from a total of 99% to 98% conflict-free for all conflict minerals smelters both in and out of Covered Countries.

Consistent with previous reporting years is the high number of duplicate smelter listings and duplicate valid smelters as identified by first-tier suppliers and OEMs. Based on the high number of duplicate smelter listings, JOI can reasonably determine that it has identified all valid unique smelters in its conflict minerals supply chain. Therefore, even though JOI did not receive 100% response from first-tier suppliers and smelter information was not available from all OEMs, JOI has satisfied the representative caveat that includes the following criteria: JOI believes it has identified all relative smelters in its 3TG supply chain, JOI has satisfied its obligation to make a reasonable attempt to obtain this information, JOI believes that any further smelter identification would not have materially changed the final smelter list in JOIs 3TG supply chain.

Additional information regarding statistical improvements may be shared upon request.

Determination:

Consistent with previous reporting years and JOI’s internal fulfillment of our Conflict Minerals Program, we have evaluated 100% of all active first-tier suppliers in our minerals supply chain to determine, to the best of our knowledge, the source and chain of custody of conflict minerals from extraction to end use that may be in our supply chain. This evaluation includes Reasonable Country of Origin Inquiries that request of the completion of the industry standard Conflict Minerals Reporting Template to collect and report on 3TG smelters in our supply chain. The RCOI request goes beyond first-tier suppliers and OEMs, directly to 3TG smelters for whom conflict-free status and country of origin were not transparent through other due diligence efforts.

Based on the comprehensive results from our RCOI efforts and fulfillment of the representative caveat for identifying all relevant 3TG smelters in our supply chain, we conclude that certain smelters in our conflict minerals supply chain either do have, or may have, facilities that source 3TG from Covered Countries and/or may have some type of operations or trade routes, from extraction to end use, in or through Covered Countries.

Through our due diligence efforts, JOI can reasonably conclude that 100% of the tantalum in our supply chain is sourced from smelters that are either conflict-free or is from recycled or scrap sources. Although the conflict-free status for gold, tin and tungsten is evaluated to be between 93-97%, we are unable to conclusively confirm that 100% of the smelters of these ores in our supply chain are conflict-free or that 100% of the smelters of these ores in our supply chain source exclusively from recycled or scrap materials.

Based on our due diligence, JOI is unable to conclusively confirm that 100% of the gold, tin or tungsten in our minerals supply chain is 100% conflict-free. We can, however, confidently state that our due diligence for these ores represents that none of the smelters identified by our first-tier suppliers or OEMs have been confirmed to us as sourcing 3TG that directly or indirectly finances or benefits armed groups in or out of Covered Countries. Additional risk-based due diligence that JOI performs annually allows us to further reasonably conclude that no 3TG smelters in our supply chain, in or out of Covered Countries, are known to have participated in direct or indirect criminal mining activities, other illegal activities, have association with entities on the OFAC and/or SDN lists or US sanctioned lists, or have ties to human rights violations.

Planned Risk Mitigation and Future Due Diligence Measures:

Risk identification, assessment, and response are included in the OECD 5 Steps that JOI follows to conduct and fulfill our obligations under the Rule. Each year, our Conflict Minerals Program includes routine tasks to address risks and planned risk mitigation to identify and remove possible sources of smelters that may support or benefit armed groups in Covered Countries.

JOI provides annual and repeated awareness, education, and outreach opportunities to our first-tier suppliers, both in and out of scope of the Conflict Minerals law, which are necessary to identify legitimate sources of 3TG in our supply chain and eliminate smelters that are not validated as being in our supply chain. Identification and review of possible high-risk smelters and the first-tier suppliers that report them, including the veracity of either party in our minerals supply chain, ensures to the best of our ability and knowledge, that no conflict minerals identified by our first-tier suppliers and OEMs in our global 3TG supply chain directly or indirectly benefit armed groups in Covered Countries.

In addition to thorough review and evaluation of high-risk smelters in our minerals supply chain, the same attention is carried out through our multi-tiered approach to planned risk mitigation activities including: clear and consistent communication to 100% of first-tier suppliers regarding expectations, performance and evaluation of Conflict Minerals reporting; 100% evaluation of supplier responses, or lack thereof, and any associated risks; communication of supplier escalations, risks and resolutions to and from business group leaders; 100% smelter evaluation including multi-level due diligence of applicable smelters; annual review of activities and results by senior management, executive and legal, including review, discussion and assessment of activities and results and improvement efforts.

JOI’s goal in planned risk mitigation and current, as well as future, due diligence measures are designed to ensure and promote a clean and responsible minerals trade throughout our minerals supply chain. As our first source of smelter information, our first-tier suppliers are clearly informed about JOI’s Conflict Minerals position and requirements. Based on the importance that our first-tier suppliers provide the appropriate information regarding conflict minerals in our supply chain, our objective is that it is made clear to our first-tier suppliers that they knowingly and purposefully only source from smelters that do not support or benefit armed groups in Covered Countries and that they identify legitimate sources of 3TG in our supply chain.

Routine evaluation of all tasks in our Conflict Minerals Program and their associated risks are made to business group leaders and senior management to reveal possible areas for improvements throughout our program. In addition to internal review and evaluation of risks, JOI includes the evaluation of risks made public by other issuers under the Rule, as well as recommendations and actions taken by non-governmental organizations, industry stakeholders, the RMI and other resources addressing responsible mineral sourcing issues in global supply chains.

JOI’s planned risk mitigation framework and future due diligence activities include but are not limited to the following:
•
Continually engaging internal business group leaders and support staff at a deep level for review, analysis, evaluation, and recommendation for both first-tier supplier and smelter risks in each business group.

•	Imposing direct responsibility and action items on business group leaders for supplier escalations and risk assessment for their respective business groups.
•
Leveraging multi-tiered influence from JOI’s internal and external resources in order to compel its first-tier suppliers that are in-scope of the Rule to deliver current, accurate, timely, and complete information regarding 3TG smelters in their supply chain.

•
Leveraging multi-tiered influence from JOI’s internal and external resources to increase response level from first-tier distributors that are in-scope of the Rule regarding JOI’s supply chain procedures and increase their participation in supply chain transparency of conflict minerals, including furnishing CMRTs for their OEMs.

•
Emphasizing the high probability of 3TG in EEE and EEP, and maintaining pressure, specifically on first-tier suppliers of EEE/EEP, to provide current, correct, and comprehensive smelter identification, including CMRTs from their OEMs as applicable.

•
Continuing to review first-tier supplier commodity classes and status, and any change in status, with business group leaders for veracity and inclusion of EEE/EEP criteria for active first-tier suppliers.

•
Consistently and routinely improving JOI’s Annual Supplier Communication Plan that includes annual updates, legislative updates and reminders, and ongoing training to assist 100% of JOI’s active suppliers, regardless of in-scope status, regarding the need for correct and complete conflict minerals information to satisfy the SEC requirements.

•
Using our level of influence to encourage all suppliers to source only from smelters validated as compliant with the RMAP assessment protocol via the current version of the RMI RMAP Conformant Smelter List or other accredited independent validation scheme or institutional mechanism.

•
Using our level of influence to encourage all suppliers to source away from unvalidated conflict-free smelters, smelters with unknown conflict status, and to identify conflict minerals sources in their supply chains.

•
Using our level of influence to have suppliers re-evaluate and confirm or refute the actual presence of questionable smelters as identified in their supply chains, including removing these suppliers if they are not confirmed to factually be in their supply chains and requesting updated CMRTs from suppliers as needed.

•
Instructing suppliers to immediately and directly advise JOI if they have reason to believe that any person or entity in their supply chain may directly or indirectly finance or benefit armed groups in or out of Covered Countries, and providing a discrete mechanism to do so if any party wishes to report this information anonymously.

•	Pressuring smelters with undeterminable conflict-free status to become verified as adhering to conflict-free sourcing practices and encouraging participation in the RMAP audit process.
•	Reviewing smelter red flags for locations of gold origin and transit.
•	Reminding suppliers to perform their own due diligence regarding any and all smelters identified on their CMRT declarations and verify the legitimacy of these smelters in their supply chains.
•	Reminding all JOI suppliers to perform additional risk mitigation actions regarding high-risk smelters that may be in their supply chains.
•	Reminding suppliers to notify JOI of any smelters where risks and red flags may be identified by their own due diligence activities for all 3TG.
•
Making all in-scope suppliers aware of the requirements to cease sourcing of any 3TG that may support or benefit armed groups or engage in any criminal mining activities, or other illicit activities whether in or out of Covered Countries.

•	Reviewing smelters against the current OFAC and SND lists.
•
Reminding all suppliers that JOI is unable to purchase goods and services from suppliers who source, directly or indirectly, from smelters that have ties to sanctioned entities on the SDN or OFAC lists.

•	Annually auditing all new suppliers, plus additional suppliers, regarding adherence to JOI’s Supplier Statement of Basic Standards.
•	Reviewing RMAP corrective action plans and schedules for relevant smelters.
•
Reviewing RMI re-categorization of smelters that no longer meet RMI’s definition of a smelter or are no longer operating as a smelter, as well as smelters returning to meet the definition of a smelter per the RMI.

•	Reviewing RMI re-categorization of smelters that have changed RMAP status.
•
Considering industry best practices, and other global Conflict Minerals laws to embrace a global approach and anticipate future expansion of the Rule, including the possibility of additional ores, and the impact of Conflict Minerals sourcing from conflict-affected and high-risk areas worldwide.

•	Considering industry movement and approaches regarding other mineral supply chains and responsible global sourcing.

Description of Products:

Necessary conflict minerals may be found in products that JOI manufactures, and contracts to manufacture, including accessories for all groups. Descriptions of product families by business group are as follows:

Fishing Group:
•	Trolling motors
•	Shallow water anchors
•	Battery chargers
•	Fishfinders
•	Downriggers

Dive Group:
•	Dive computers, instruments and gauges
•	Scuba dive equipment
•	Buoyancy compensators

Camping Group:
•	Camping tents, sleeping bags and furniture
•	Camping stoves
•	Military, party, and event tents

Watercraft Recreation Group:
•	Canoes
•	Kayaks
•	Personal flotation devices
•	Paddles

Conclusion:

Following the globally-accepted standard for supply chain due diligence, the “OECD Due Diligence Guidance Third Edition (OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas)”, JOI has made a reasonable good faith effort to identify the source and chain of custody of conflict minerals in our supply chain that are necessary to the production of applicable JOI products. Included in these good-faith efforts are JOI’s collection and evaluation of all information regarding 3TG smelters in our supply chain as provided by our first-tier and in-scope suppliers, and original equipment manufacturers (OEMs). Additionally, by adopting the OECD-recommended guidance steps, JOI reasonably believes it has been able to identify and respond to risks in our 3TG supply chain for both suppliers and smelters, implement our due diligence process successfully, and continue to improve our processes and complete all requirements mandated to us as an issuer as defined under Dodd-Frank.

To the best of our knowledge, and the recommended protocol to rely on the RMI and its RMAP process as an accredited third-party audit mechanism to evaluate smelters, as well as performing our own due diligence regarding smelters, the results reflected in this Conflict Minerals Report are accurate and true based on the window of research during which all required activities were performed.

Although JOI has fulfilled all requisite due diligence and recommended guidance steps for Conflict Minerals compliance, it is possible that the information in this CMR may include unknown errors or omissions. Errors or omissions may be the result of information as supplied by JOI’s first-tier suppliers and OEMs based on their CMRTs or other information provided, including information that may have been obtained directly from smelters. Errors and omissions may also be a result of other information reported or published by the RMI in RMI reports and/or information on the RMI website, as well as information gleaned from public resources. All information in this report is limited to the time constraint under which this information was researched and evaluated.

In order to satisfy the requirement regarding early warning risk-awareness, JOI maintains an early warning risk-awareness conflict minerals grievance mechanism. This online and open mechanism is designed to allow JOI to receive any additional relevant information that may not have been uncovered through our due diligence process in supply chain transparency as it relates to conflict minerals. Any information found to be contradictory to this Conflict Minerals Report may be communicated to JOI through this grievance mechanism which may be found at the following URL: https://www.johnsonoutdoors.com/legal.

Appendix A:

The smelter list below includes 3TG smelters with one or more worldwide facilities that JOI suppliers identified to potentially be in our conflict minerals supply chain and that were participating at some level with the Responsible Minerals Initiative’s (RMI) Responsible Minerals Assurance Process (RMAP) in RY2021. The presence of a smelter on the list below does not indicate that JOI products necessarily contained conflict minerals sourced or processed by that smelter. The identity and location information for each entity was reported by the RMI as of January 14th, 2022.

3TG:	Smelter Name:	Location:
Gold	8853 S.p.A.	ITALY
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold1	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	Do Sung Corporation	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd. East Plant	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Germany GmbH Co. KG	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN

Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant"	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Sancus ZFS (L’Orfebre, S.A.)	COLOMBIA
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Gold Smelting Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Umicore Precious Metals Thailand	THAILAND

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	AMG Brasil	BRAZIL
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET de Mexico	MEXICO
Tantalum	Meta Materials	NORTH MACEDONIA, REPUBLIC OF
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	TANIOBIS Co., Ltd.	THAILAND
Tantalum	TANIOBIS GmbH	GERMANY
Tantalum	TANIOBIS Japan Co., Ltd.	JAPAN
Tantalum	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	CHINA
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	China Molybdenum Tungsten Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Cronimet Brasil Ltda	BRAZIL
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan High-Tech Materials	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	TANIOBIS GmbH	GERMANY
Tungsten	TANIOBIS Smelting GmbH & Co. KG	GERMANY
Tungsten	Unecha Refractory Metals Plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Additional smelters were identified by JOI’s first-tier suppliers and/or OEMs in RY2021. These smelters are not listed here because they were either not identified by the RMI or other accredited sources as a valid smelter or refiner and/or were not participating in any RMAP program during the time of the research conducted. The names of these smelters may be provided upon request.